Exhibit 99.2

Signature of Reporting Persons:

This statement on Form 3 is filed by Alta Biopharma Partners III, L.P., Alta Biopharma Partners III GmbH & Co. Beteiligungs KG and Alta Embarcadero Biopharma Partners III, LLC. The principal business address of each of the reporting persons is c/o Alta Biopharma Partners III, L.P., One Embarcadero Center, 37th Floor, San Francisco, CA 94111. The reporting entities disclaim beneficial ownership of the securities listed herein except to the extent of their pecuniary interest therein.

Alta Biopharma Partners III, L.P.

By:	Alta Biopharma Management III, LLC
By:	/s/ Hilary Strain
Name:	Hilary Strain
Title:	Chief Financial Officer

Alta Biopharma Partners III GmbH & Co. Beteiligungs KG

By:	Alta Biopharma Management III, LLC
By:	/s/ Hilary Strain
Name:	Hilary Strain
Title:	Chief Financial Officer

Alta Embarcadero Biopharma Partners III, LLC

By:	/s/ Hilary Strain
Name:	Hilary Strain
Title:	Chief Financial Officer